Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 57 to the Registration Statement (Form N-1A, No. 033-25378) of Alpine Equity Trust, and to the incorporation by reference of our report, dated December 24, 2015, on Alpine International Real Estate Equity Fund, Alpine Realty Income & Growth Fund, Alpine Emerging Markets Real Estate Fund and Alpine Global Infrastructure Fund (four of the funds comprising Alpine Equity Trust), included in the Annual Report to Shareholders for the fiscal year ended October 31, 2015.

/s/ ERNST & YOUNG LLP

New York, New York
February 25, 2016